Integon Corporation
Winston-Salem, NC 27152

Analysts' Contact:
Gay Huntsman (910) 770-3074

Media Consultant:
Turner Coley (910) 760-3000


                    INTEGON CORPORATION NAMES DEREK SMITH AND
                     RONALD ZEBECK TO ITS BOARD OF DIRECTORS

WINSTON-SALEM, NC, NOVEMBER 7, 1996--Integon Corporation (NYSE:IN) announced today that its Board of Directors has elected Derek V. Smith and Ronald N. Zebeck as members of the Board. Derek Smith is executive vice president of Equifax Inc. (NYSE:EFX) and Ronald Zebeck is president and chief executive officer of Metris Companies Inc. (NASDAQ:MTRS), a subsidiary of Fingerhut Companies, Inc.

         Announcing the elections, Integon Chairman John C Head III said, "Derek Smith and Ronald Zebeck bring with them excellent backgrounds in technology and marketing of consumer finance products. Mr. Smith is group executive for the Insurance Services Group of Equifax and has extensive experience in technology and corporate finance. Mr. Zebeck has more than 20 years of management experience in direct marketing and financial services. Integon should benefit greatly from the operational and technological expertise these two men have developed during their very successful careers. I am delighted to have them on Integon's Board of Directors."

     Mr. Smith joined Equifax in 1981 as an assistant vice president. Equifax is a provider of information-based solutions and decision support services that help businesses grant credit, authorize and process credit card and check transactions, insure lives and property, and control healthcare costs. In 1988, Mr. Smith was named executive vice

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Integon Corporation
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president of Equifax  Credit  Services and in 1991 became senior vice  president and chief financial officer of Equifax Inc. He assumed his current role as executive vice president in 1993. Mr. Smith is an honor graduate of Pennsylvania State University with a degree in computer science and holds a master's degree in business management from the Georgia Institute of Technology.

         Mr. Zebeck joined Metris Companies Inc. in 1994 as president and chief executive officer. Metris is an information-based direct marketer of consumer credit products, extended service plans, and fee-based products and services to moderate income consumers. Before joining Metris, Mr. Zebeck was managing director, GM Card Operations of General Motors Corporation from 1991 to 1993 and served as vice president of marketing and strategic planning at Advanta Corporation from 1987 to 1991. He also spent 10 years with Citicorp where he held various credit card and credit-related positions. Mr. Zebeck is a graduate of Towson State University with a bachelor of science degree in business administration and marketing.

         Integon Corporation, through its wholly owned property and casualty insurance subsidiaries, specializes in the underwriting and marketing of nonstandard and other specialty automobile insurance products to individuals. The Company, headquartered in Winston-Salem, North Carolina, markets its products through more than 12,500 independent agencies in 28 states.

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